Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2017 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 4, 2016 - The Madison Square Garden Company (NYSE: MSG) today reported financial results for the first quarter ended September 30, 2016.

On September 30, 2015, The Madison Square Garden Company completed its spin-off from MSG Networks Inc. The fiscal 2017 first quarter reflects the Company’s financial results on a standalone basis, including the Company’s actual corporate general and administrative costs.

Reported results for the fiscal 2016 first quarter are presented as the combined results of the sports and entertainment businesses, which, prior to the completion of the spin-off, had been consolidated with MSG Networks Inc. Please note that results for the fiscal 2016 first quarter reflect the allocation of corporate general and administrative costs based on accounting requirements for the preparation of carve-out financial statements. As a result, fiscal 2016 first quarter results do not reflect all of the actual expenses that the Company would have incurred had it been a standalone public company for that quarter. Had The Madison Square Garden Company operated as a standalone public company for the fiscal 2016 first quarter, the Company estimates that these expenses would have been higher by approximately $10 million.

On a reported basis for the fiscal 2017 first quarter, the Company generated revenues of $181.7 million, operating loss of $32.8 million, and adjusted operating income of $1.6 million. (1) (2)

President and CEO David O’Connor said, “As we enter our second year as a standalone live sports and entertainment company, we remain focused on delivering the very best in premium live experiences for our customers and partners. In our first quarter, we saw continued evidence that this approach - along with the important steps we took last year to position the Company for growth - is generating positive results. Looking ahead, we remain confident that our efforts will position the Company for attractive long-term growth and asset value creation for our shareholders.”

Results from Operations

Segment results for the quarters ended September 30, 2016 and 2015 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q1 2017	F’Q1 2016	% Change	F’Q1 2017	F’Q1 2016	% Change	F’Q1 2017	F’Q1 2016	% Change
MSG Entertainment	$110.7	$77.0	44%	$(7.3)	$(0.4)	NM	$(1.1)	$3.1	NM
MSG Sports	71.0	73.1	(3)%	9.3	20.0	(53)%	15.4	24.4	(37)%
Other	—	0.2	NM	(34.9)	(24.2)	(44)%	(12.7)	(3.8)	(237)%
Total Company	$181.7	$150.4	21%	$(32.8)	$(4.6)	NM	$1.6	$23.8	(93)%

Note: Does not foot due to rounding

(1)

The Company formerly referred to adjusted operating income (loss) as adjusted operating cash flow. The components of adjusted operating income (loss) are identical to the components of adjusted operating cash flow. See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

(2)

During the fiscal 2017 first quarter, the Company refined its approach to allocating its corporate, venue operating and other shared expenses. Prior period results are reflected as originally reported and have not been restated. Had this approach been used in fiscal 2016, MSG Sports and MSG Entertainment operating income (loss) for the fiscal 2016 first quarter would have improved by approximately $1.9 million and $0.5 million, respectively, while Other operating loss would have increased by $2.5 million. Further, MSG Sports and MSG Entertainment adjusted operating income for the fiscal 2016 first quarter would have improved by approximately $1.6 million and $0.9 million, respectively, while Other adjusted operating loss would have increased by $2.6 million.

MSG Entertainment

For the fiscal 2017 first quarter as compared to the prior year period, MSG Entertainment revenues of $110.7 million increased 44%. The increase was primarily due to higher overall event-related revenues at the Company’s venues (led by The Garden and the Forum) and, to a lesser extent, revenues from the New York Spectacular Starring The Radio City Rockettes production. The increase in revenues from the New York Spectacular Starring the Radio City Rockettes production was driven by 56 scheduled performances presented in the current year period as compared to no scheduled performances in the prior year period. This was a result of the Company’s decision to shift the timing of the production’s run from the spring to the summer.

Fiscal 2017 first quarter operating loss of $7.3 million increased by $6.9 million as compared to the prior year period and adjusted operating income decreased from $3.1 million in the prior year period to an adjusted operating loss of $1.1 million. The increase in operating loss and decrease in adjusted operating income as compared to the prior year period primarily reflects higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses, largely offset by the increase in revenues.

The increase in direct operating expenses primarily reflects higher expenses for the New York Spectacular Starring The Radio City Rockettes production due to the shift in the timing of the production’s run and higher event-related expenses at the Company’s venues, slightly offset by lower venue operating costs. The increase in selling, general and administrative expenses primarily reflects higher corporate general and administrative costs, employee compensation and related benefits and professional fees. As noted above, selling, general and administrative expenses in the prior year first quarter do not include all of the actual expenses that the Company would have incurred had it been a standalone public company for that period.

MSG Sports

For the fiscal 2017 first quarter as compared to the prior year period, MSG Sports revenues of $71.0 million decreased 3%. The decrease in revenues was primarily due to lower professional sports teams’ pre/regular season ticket-related revenue and food, beverage and merchandise sales (both primarily due to one fewer Rangers pre-season game and two fewer Liberty regular season games versus the prior year period). This decrease was partially offset by higher suite rental fee revenue, ad sales commission and professional sports teams’ sponsorship and signage revenues, and local media rights fees from MSG Networks Inc.

First quarter operating income decreased by $10.7 million to $9.3 million and adjusted operating income decreased by $9.0 million to $15.4 million. The decrease in operating income and adjusted operating income primarily reflects higher direct operating expenses and selling, general and administrative expenses, and the decrease in revenues.

The increase in direct operating expenses was primarily due to a $5 million provision for a team personnel transaction and higher net provisions for NBA and NHL revenue sharing expense, partially offset by lower other team operating expenses, team personnel compensation and expenses associated with professional sports teams’ food, beverage and merchandise sales. The increase in selling, general and administrative expenses was primarily due to higher employee compensation and related benefits, costs associated with the new advertising sales representation agreement with MSG Networks Inc., and corporate general and administrative costs, slightly offset by lower marketing and other expenses. As noted above, selling, general and administrative expenses in the prior year first quarter do not include all of the actual expenses that the Company would have incurred had it been a standalone public company for that period.

Other

For the fiscal 2017 first quarter, Other operating loss of $34.9 million and adjusted operating loss of $12.7 million increased by $10.7 million and $9.0 million, respectively, primarily due to an increase in employee compensation and related benefits, the Company being subject to New York State and City capital tax in the fiscal 2017 first quarter and higher professional fees. As noted above, selling, general and administrative expenses in the prior year first quarter do not include all of the actual expenses that the Company would have incurred had it been a standalone public company for that period.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment that presents or hosts a broad array of world-class events - including concerts, sporting events, family shows and special events - in an unparalleled mix of celebrated venues that span four of the nation’s largest entertainment markets. Those venues are: New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. In addition, MSG has a diverse collection of properties that includes some of the most widely-recognized sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA), along with two development league teams -- the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). The Company also features popular original entertainment productions -- the Christmas Spectacular and New York Spectacular - both starring the Radio City Rockettes, and through Boston Calling Events, produces outdoor festivals, including New England’s premier Boston Calling Music Festival. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to adjusted operating income (loss) as adjusted operating cash flow. The components of  adjusted operating income (loss) are identical to the components of adjusted operating cash flow.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP” ). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of adjusted operating income (loss) to operating income (loss), please see page 4 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 98561127

Conference call replay number is 855-859-2056 / Conference ID Number 98561127 until November 11, 2016

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED/COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Revenues	$181,695	$150,381
Direct operating expenses	111,407	71,350
Selling, general and administrative expenses	77,021	58,368
Depreciation and amortization	26,110	25,240

Operating loss	(32,843)	(4,577)
Other income (expense):
Earnings (loss) in equity method investments	(994)	2,679
Interest income	2,399	957
Interest expense	(410)	(540)

Loss from operations before income taxes	(31,848)	(1,481)
Income tax benefit (expense)	2,934	(122)

Net loss	(28,914)	(1,603)
Less: Net loss attributable to noncontrolling interests	(288)	—

Net loss attributable to The Madison Square Garden Company’s stockholders	$(28,626)	$(1,603)

Basic loss per common share attributable to The Madison Square Garden Company’s stockholders	$(1.19)	$(0.06)
Diluted loss per common share attributable to The Madison Square Garden Company’s stockholders	$(1.19)	$(0.06)
Basic weighted-average number of common shares outstanding	24,054	24,928
Diluted weighted-average number of common shares outstanding	24,054	24,928

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

●	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plans and non-employee director plans in all periods.
●	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended September 30,
	2016	2015
Operating loss	$(32,843)	$(4,577)
Share-based compensation	8,355	3,105
Depreciation and amortization	26,110	25,240

Adjusted operating income	$1,622	$23,768

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED/COMBINED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended September 30,
	2016	2015	% Change
MSG Entertainment	$110,698	$77,026	44%
MSG Sports	70,997	73,148	(3)%
All other	—	207	NM

The Madison Square Garden Company Total	$181,695	$150,381	21%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended September 30,			Three Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
MSG Entertainment	$(7,286)	$(357)	NM	$(1,061)	$3,133	NM
MSG Sports	9,317	19,979	(53)%	15,419	24,413	(37)%
All other	(34,874)	(24,199)	(44)%	(12,736)	(3,778)	(237)%

The Madison Square Garden Company Total	$(32,843)	$(4,577)	NM	$1,622	$23,768	(93)%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30, 2016	June 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,294,081	$1,444,317
Restricted cash	14,746	27,091
Accounts receivable, net	88,328	75,998
Net related party receivables, current	6,035	4,079
Prepaid expenses	48,745	27,031
Other current assets	29,499	25,337

Total current assets	1,481,434	1,603,853
Net related party receivables, noncurrent	—	1,710
Investments and loans to nonconsolidated affiliates	265,462	263,546
Property and equipment, net of accumulated depreciation and amortization of $565,295 and $540,801 as of September 30, 2016 and June 30, 2016, respectively	1,142,513	1,160,609
Amortizable intangible assets, net	25,913	15,729
Indefinite-lived intangible assets	166,850	166,850
Goodwill	289,704	277,166
Other assets	87,795	54,487

Total assets	$3,459,671	$3,543,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,841	$13,935
Net related party payables	3,936	15,275
Accrued liabilities:
Employee related costs	71,144	119,357
Other accrued liabilities	106,884	133,832
Deferred revenue	433,512	332,416

Total current liabilities	633,317	614,815
Defined benefit and other postretirement obligations	56,106	66,035
Other employee related costs	24,979	32,921
Deferred tax liabilities, net	194,775	194,583
Other liabilities	48,498	49,175

Total liabilities	957,675	957,529

Commitments and contingencies
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,432 and 19,777 shares outstanding as of September 30, 2016 and June 30, 2016, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of September 30, 2016 and June 30, 2016	45	45
Preferred stock, par value $0.01,15,000 shares authorized; none outstanding as of September 30, 2016 and June 30, 2016	—	—
Additional paid-in capital	2,800,545	2,806,352
Treasury stock, at cost, 1,015 and 671 shares as of September 30, 2016 and June 30, 2016, respectively	(166,928)	(101,882)
Accumulated deficit	(104,313)	(75,687)
Accumulated other comprehensive loss	(38,663)	(42,611)

Total The Madison Square Garden Company stockholders’ equity	2,490,890	2,586,421
Noncontrolling interests	11,106	—

Total equity	2,501,996	2,586,421

Total liabilities and equity	$3,459,671	$3,543,950

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Net cash used in operating activities	$(21,650)	$(1,746)
Net cash used in investing activities	(48,542)	(70,613)
Net cash provided by (used in) financing activities	(80,044)	1,525,241

Net increase (decrease) in cash and cash equivalents	(150,236)	1,452,882
Cash and cash equivalents at beginning of period	1,444,317	14,211

Cash and cash equivalents at end of period	$1,294,081	$1,467,093